Exhibit 4.9

This Note is subject to the Amended and Restated Subordination and Intercreditor Agreement, among the Holder, BWCA I, LLC and the other parties thereto, under which this Note and the Issuer’s obligations hereunder are subordinated in the manner set forth therein to the prior payment of certain obligations to the holder of Senior Indebtedness as defined therein.

SENIOR SUBORDINATED NOTE

$2,000,000.00	February 10, 2006

Basin Water, Inc., a California corporation (the “Issuer”), for value received, promises to pay to Aqua America, Inc., a Pennsylvania corporation, or its registered assigns (the “Holder”) the principal sum of Two Million Dollars ($2,000,000.00), together with interest, in the manner provided herein and all fees, expenses and other obligations of Issuer which may be added to the principal amount of this Note as set forth in the other Purchase Documents. This Senior Subordinated Note (this “Note”) was issued pursuant to that certain Subordinated Note with Warrants Purchase Agreement dated as of February 10, 2006 between the Issuer and the Holder (the “Agreement”) and is entitled to the benefits of the Agreement. Except as to those terms otherwise defined in this Note, all capitalized terms used in this Note shall have the respective meanings ascribed to them in the Agreement.

1. Payments; Maturity Date.

(a) Commencing on March 1, 2006, interest on the outstanding principal balance shall be due and payable semiannually in arrears on March 1 and September 1 of each year until the earliest of (i) the Maturity Date (as defined below), (ii) the first anniversary of the Initial Public Offering and (iii) the date on which the amounts due under this Note are accelerated pursuant to Section 4 below, on which date all outstanding principal and accrued interest shall be due and payable in full. Principal on this Note shall be due and payable on the earliest of (i) the Maturity Date (as defined below and subject to Section 1(b) below), (ii) the first anniversary of the Initial Public Offering and (iii) the date on which the amounts due under this Note are accelerated pursuant to Section 4 below, on which date all outstanding principal and accrued interest shall be due and payable in full.

(b) As used herein, the term “Maturity Date” means February 10, 2009.

(c) If any payment due under this Note shall become due on a Saturday, Sunday or public holiday under the laws of the State of New York, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment.

2. Interest.

(a) Interest on the outstanding unpaid principal balance shall accrue at the rate of (a) seven percent (7%) per annum, compounded semi-annually and computed on the basis of a 360-day year counting the actual number of days elapsed and (b) to the extent permitted by law, at the rate of nine percent (9%) on (i) any overdue payment of interest, (ii) any fees, expenses or other obligations of issuer which are added to the principal amount of this Note as set forth in the other Purchase Documents and (iii) any payments hereunder that are not timely made as a result of the restrictions set forth in the Subordination Agreement.

(b) At the option of the Issuer, interest due under this Note may be paid in cash or in shares of Common Stock with a value equal to the accrued and unpaid interest (“Interest Payment Shares”). For the purpose of valuing any Interest Payment Shares delivered by the Issuer to the Holder under this Section 2, such shares shall be deemed to have been issued at the Base Price (as defined below) as in effect on the date of delivery. In the event that subsequent to any such delivery of Interest Payment Shares the Issuer engages in a transaction such that the Share Price (as defined in the Warrants) of the Warrants is reduced (or would have been reduced if all Warrants have been exercised as of the time of such transaction) pursuant to the terms of Section 4.4(a) of the Warrant Certificate to a price that is less than the Base Price at which such Interest Payment Shares were issued, (i) the Base Price hereunder shall be reduced to match the Share Price as so reduced under the Warrants and (ii) the Issuer shall deliver to the Holder an additional number of Interest Payment Shares equal to the difference between (A) the number of Interest Payment Shares that would have been delivered to the Holder had the Base Price as so reduced been in effect at the time of the prior delivery of the Interest Payment Shares at issue and (B) the number of Interest Payment Shares previously delivered to the Holder. As used in this Note, the term “Base Price” shall initially mean Six Dollars ($6.00) per share of Common Stock, as such Base Price may be adjusted after the date hereof pursuant to the terms of this Section 2(b). Notwithstanding the foregoing, this Section 2(b) shall have no further force and effect and the Issuer shall have no obligation to deliver additional Interest Payment Shares pursuant to this Section 2(b) after the Initial Public Offering.

3. Prepayment. The Issuer shall be permitted at any time, in an amount not less than the smaller of (i) Ten Thousand Dollars ($10,000) and (ii) the then remaining unpaid balance due under this Note, and upon five (5) Business Days prior written notice to the Holder, to prepay all or a portion of the outstanding principal indebtedness of this Note. Any such prepayment shall include payment of (i) any unpaid fees and expenses under of the Agreement and (ii) all accrued and unpaid interest. Any amounts which are so prepaid shall be applied to first to any accrued and unpaid interest hereunder up to the date of such prepayment and then to the principal balance outstanding hereunder. There shall be no penalty for prepayment of the Note pursuant to this Section 3.

4. Default. In case an Event of Default shall occur and be continuing, the entire unpaid principal balance of this Note and all accrued and unpaid interest shall become due and payable in the manner and with the effect provided in the Agreement. The Issuer further agrees to pay the Holder’s fees and expenses as provided for in Section 9.05(i) of the Agreement.

5. Subordination. The payment of the principal of and interest on this Note is expressly subordinated in right of payment to the Senior Debt to the extent and in the manner set forth in the Subordination Agreement.

6. Miscellaneous.

(a) The Issuer will pay to the Holder, in immediately available funds to such account as the Holder may specify in writing, all amounts payable to the Holder in respect of the principal, interest or other amounts due under this Note, without any presentation of this Note. Each such payment, when paid, shall be applied first to the fees and charges due under this Note, second to the payment of interest accrued and unpaid on this Note and third to the payment of the principal balance outstanding hereof. All payments hereunder shall be made at the Holder’s principal offices at the address set forth on the signature page of the Agreement. All calculations and applications of amounts due on any date, whether by acceleration or otherwise, will be made by the Holder, and the Issuer agrees that all such calculations and applications will be conclusive and binding absent manifest error.

(b) All payments by the Issuer under this Note shall be made without set-off or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatsoever, unless the obligation to make such deduction or withholding is imposed by law.

(c) This Note is secured by the Collateral and other assets, property rights and interests as described in the Security Documents.

(d) No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of Holder, nor shall any delay, omission or waiver on any one occasion de deemed a bar to or waiver of the same or any other right on any future occasion.

(e) The Issuer and all sureties, indorsers and guarantors of this Note, to the extent not prohibited by applicable law or regulation, hereby waive as to this debt or any renewal, modification, extension or refinancing thereof any demand, presentment, notice of non-payment, protest, notice of protest, notice of dishonor, all other notice, suit against any party, diligence in collection of this Note, the release of any party primarily or secondarily liable thereon or any collateral pledged as security, and all other requirements necessary to hold Issuer liable hereunder.

(f) This Note shall be governed by and construed and enforced in accordance with the laws of the State of New York without respect to its conflicts of laws principles. If any provision hereof is in conflict with any statute or rule of law of the State of New York or any other state, or is otherwise unenforceable for any reason whatsoever, then such provision shall be deemed separable from and shall not invalidate any other provision of this Note.

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IN WITNESS WHEREOF, the Issuer has caused this Senior Subordinated Note to be duly executed and delivered.

BASIN WATER, INC.

Dated: February 10, 2006	By:	/s/ Thomas C. Tekulve
Thomas C. Tekulve
Chief Financial Officer, Treasurer and Secretary